Exhibit 99.1


                 DeVry Agrees to Sell Denver Building

    OAKBROOK TERRACE, Ill.--(BUSINESS WIRE)--July 19, 2005--DeVry Inc. (NYSE:DV), an international higher education company, announced today that during the fourth quarter of fiscal 2005 it entered into an agreement to sell its building located at 925 South Niagara Street, in Denver, Colorado. The building was acquired in 1999 with the acquisition of Denver Technical College. DeVry University will relocate classes held at this facility to other Denver-area sites.
    The company estimates that in the fiscal 2005 fourth quarter it will take a charge of approximately $1.0 million, reflecting the contractual sale price less estimated selling costs, compared to its historic book value. The sale is contingent upon completion of due diligence by the prospective purchasers.
    "This transaction is consistent with our five-point growth plan," said Daniel Hamburger, DeVry's president and chief operating officer. "We remain focused on operational effectiveness, which includes better matching expenses with anticipated revenue levels and increasing capacity utilization."

    DeVry Inc. (NYSE:DV) is the holding company for DeVry University, Ross University, Deaconess College of Nursing and Becker Professional Review. DeVry University, which includes Keller Graduate School of Management, offers associate, bachelor's and master's degree programs in technology, business and management. Ross University, through its schools of Medicine and Veterinary Medicine, offers both doctor of medicine and doctor of veterinary medicine degrees. Deaconess College of Nursing offers associate and bachelor's degree programs in nursing. Becker Professional Review, which includes Stalla CFA Review, provides preparatory coursework for the certified public accountant, certified management accountant and chartered financial analyst exams. DeVry Inc. is based in Oakbrook Terrace, Ill. For more information about the company, visit http://www.devryinc.com.

    Certain statements contained in this release, including those that affect DeVry's expectations or plans, may constitute forward-looking statements pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Potential risks and uncertainties include, but are not limited to, market conditions, dependence on student financial aid, state and provincial approval and licensing requirements, and the other factors detailed in the company's Securities and Exchange Commission filings, including those discussed under the heading "Risk Factors" in the Company's Registration Statement on Form S-3 (No. 333-22457) filed with the SEC.


    CONTACT: DeVry Inc.
             Joan Bates (Investor), 630-574-1949
             or
             Dresner Corporate Services
             Sarah Komuniecki (Media), 312-780-7208